Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) dated October 18, 2007 (this “Agreement”), is made by and among MDC/KBP Acquisition Inc., a Delaware corporation (“MDC/KBP” or the “Class A Member”), KBP Management Partners LLC, a Delaware limited liability company (“Management LLC” or the “Class B Member”; the Class B Member together with the Class A Member collectively referred to as the “Members” and individually a “Member”), MDC Corporate (US) Inc., a Delaware corporation (“MDC Corporate”), and KBP Holdings LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the LLC Agreement.

WITNESSETH :

WHEREAS, Management LLC desires to sell, and MDC Corporate desires to purchase, all of Management LLC's Class B Units (the “Purchased Interests”) in the Company, representing a 40% equity interest in the Company, pursuant to the provisions of this Agreement; and

WHEREAS, Management LLC and MDC/KBP are parties to that certain Limited Liability Company Agreement of the Company dated January 28, 2004 (as amended, the “LLC Agreement”), which sets forth, among other things, the terms and conditions relating to transfer and ownership of the Class B Units upon exercise of a put or call option;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Purchase and Sale; Closing.

(a) Management LLC hereby sells, assigns and transfers to MDC Corporate, and MDC Corporate hereby purchases from Management LLC, the Purchased Interests. The Purchased Interests carry with it the right to share in the Profits and Losses of the Company (as such terms are defined in LLC Agreement) and the other economic attributes thereof (including distributions of Cash Flow) accruing from and after October 18, 2007, and 100% of Management LLC's Capital Account/Adjusted Capital Account (as such terms are defined the LLC Agreement) as in existence on October 18, 2007.

(b) The closing of the transaction contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement (the “Closing Date”), at the offices of MDC Partners Inc., 950 Third Avenue, New York, New York 10022 or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto.

(c)Effective as of October 18, 2007, MDC/KBP and MDC Corporate shall cause the Company to close its books for income tax purposes, and there will be no allocation of gains or losses to Management LLC following the Closing Date. In accordance with the LLC Agreement, the parties have agreed to elect to adopt the closing of the books method under Section 706 of the Code for allocating Management LLC’s varying interests in the Company during the taxable year that includes the Closing Date.

2. Purchase Price.

(a)  In full consideration for the purchase by MDC Corporate of the Purchased Interests, MDC Corporate agrees to pay Management LLC an amount equal to the “Put/Call Purchase Price”, calculated and determined as follows:

(i)
At the Closing, an amount equal to $747,600 as the “Estimated TNW Payment” as of September 30, 2007, which amount represents a good faith estimate of the Applicable TNW (as defined in the LLC Agreement) multiplied by 40% as the Applicable Percentage..

(ii)
In accordance with Section 10.4(a)(ii) of the LLC Agreement, within 5 Business Days following the determination of the audited Applicable TNW (but not later than sixty (60) days after the Closing), an amount equal to the audited Applicable TNW less the Estimated TNW Payment ($747,600), subject to adjustment as provided in Section 10.4(a)(vi) of the LLC Agreement.

(iii)
At the Closing, a “First Payment” in amount equal to $11,700,000, of which an amount equal to $8,775,000 shall be paid in cash or immediately available funds and an amount equal to $2,925,000 shall be paid in the form of MDC Stock in accordance with Secion 2(a)(viii) of this Agreement. For purposes of this Agreement and determining the amount of the Put/Call Purchase Price payable at the Closing, (A) “YP” is deemed to be 2008; and (B) “PBT” for “YP-1” (2007) was estimated and deemed to be equal to $13.5 million. Notwithstanding such estimation of PBT for 2007, in calculating the amount of the “Second Payment” and “Final Payment” of the Put/Call Purchase Price payable to Management LLC, (1) PBT for YP-1 (2007), YP (2008) and YP+1 (2009) shall be the actual amount of PBT for such calendar years, as determined and calculated in accordance with Section 10.4(b)(x) of the Agreement, and (2) the calculation of PBT in 2007, 2008 and 2009 shall exclude any compensation expense relating to the grants of Additional MDC Shares referenced in Section 2(a)(vii) of this Agreement.

(iv)	In accordance with Section 10.4(a)(iv) of the LLC Agreement, within 5 Business Days following the determination of PBT for 2008, an amount equal to the Second Payment.

(v)	In accordance with Section 10.4(a)(v) of the LLC Agreement, within 5 Business Days following the determination of PBT for 2009, an amount equal to the Final Payment.

(vi)	At the Closing, an additional payment in an amount equal to $2,711,000.

(vii)
As soon as practicable but not later than 30 days after the date hereof, MDC Partners Inc. will deliver Restricted Stock Grant Agreements, substantially in the form of Exhibit A hereto, for the issuance restricted shares of MDC Stock to employees of Kirshenbaum Bond & Partners LLC (as designated in writing on or prior to the Closing Date by Management LLC), having an aggregate Market Value equal to $250,000 (“Additional MDC Shares”), measured as of the 20 consecutive trading days ending five Business Days immediately prior to the Closing Date; provided, however, that the closing prices per share of MDC Stock shall be as reported in U.S. dollars on NASDAQ. All of the Additional MDC Shares will be issued pursuant to MDC Partners Inc.’s 2005 Stock Incentive Plan, and shall vest on the third anniversary of the date of grant, provided that the individual recipient of such Additional MDC Shares remains an employee of the Company or any of its affiliates as of the applicable vesting date.

(viii)
In accordance with Section 10.4(e) of the LLC Agreement relating to the payment of the Put/Call Purchase Price, an amount equal to 25% of the First Payment, Second Payment and Final Payment shall be made in shares of MDC Stock having a Market Value measured as of the 20 consecutive trading days ending five Business Days immediately prior to the date of the applicable payment (for purposes of the determining Market Value for the First Payment, the Closing Date shall be deemed the applicable payment date); provided, however, that the closing prices per share of MDC Stock shall be as reported in U.S. dollars on NASDAQ. The certificate representing the shares of MDC Stock to be issued as part of the First Payment shall be dated the date hereof and shall be delivered to Management LLC not later than ten (10) business days after the Closing Date. Notwithstanding the terms of clause G of the form of the “Investment Representation Certificate” required pursuant to Section 10.4(e) of the LLC Agreement, there shall be no contractual holding period for the shares of MDC Stock issued as part of the First Payment, the Second Payment or the Final Payment.

(b)  The parties hereto acknowledge and agree that the Put/Call Purchase Price to be paid by MDC Corporate pursuant to the terms and conditions set forth in Section 2(a) above, will satisfy in full all payment obligations of the Class A Member, the Company and/or MDC Partners Inc. (“MDC Partners”) as set forth in the LLC Agreement.  Except as otherwise expressly provided herein, all of the terms of the LLC Agreement relating to the Put/Call Purchase Price shall continue to apply and govern the payments to be made pursuant to this Agreement, including without limitation the “Accounting Procedures” set forth in Section 10.4 of the LLC Agreement. In addition, in the event that there exists any conflict regarding the language contained in this Agreement and the language contained in the LLC Agreement, the language contained in this Agreement shall govern.

(c) MDC Partners shall cause sufficient capital and/or MDC Stock, as the case may be, to be available to MDC Corporate to meet its obligations to pay the Put/Call Purchase Price under Section 2 of this Agreement. If MDC Corporate fails to meet its payment obligations under Section 2 hereof, then MDC Partners shall satisfy such payment obligations to the extent that MDC Corporate failed to do so.

3. Representations and Warranties by Management LLC. Management LLC hereby represents and warrants to MDC Corporate as follows:

(a) Management LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

(b)  Management LLC has the full authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Management LLC and the consummation by Management LLC of the transactions contemplated hereby have been duly authorized by all required action on behalf of Management LLC and its members. This Agreement has been duly and validly executed and delivered by Management LLC and, assuming due authorization, execution and delivery by MDC Corporate, constitutes a legal, valid and binding obligation of Management LLC, enforceable against it in accordance with its terms.

(c)  Management LLC is the owner of the Purchased Interests, free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (“Liens”) other than the LLC Agreement. No person or entity has or will have any claim against the Company, MDC Corporate or any of their affiliates related to any share or future distribution from the Company or to the proceeds from the sale of the Purchased Interests.

(d) Except with respect to the individual allocations described in Schedule A hereto relating to pre-existing agreements to provide specified individuals with a percentage equity interest in Management LLC, (i) Management LLC hereby represents and warrants that it has not agreed or made any written or verbal commitment to give any employee of the Company any bonus, gift, award or any similar type of remuneration and (ii) Management LLC agrees that, from and after the date hereof, no portion or proceeds of the Purchase Price shall be used to compensate or give any employee of the Company a bonus, gift, award or similar type of remuneration.

4. Representations and Warranties by MDC Corporate. MDC Corporate and MDC Partners, as the case may be, hereby represent and warrant to Management LLC as follows:

(a) MDC Corporate is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

(b) MDC Corporate has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by MDC Corporate and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of MDC Corporate. This Agreement has been duly and validly executed and delivered by MDC Corporate and, assuming due authorization, execution and delivery by Management LLC, constitutes legal, valid and binding obligations of MDC Corporate, enforceable against each of them in accordance with its terms.

(c) MDC Partners is a corporation duly organized, validly existing and in good standing under the laws of Canada, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

(d) MDC Partners has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by MDC Partners and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of MDC Partners. This Agreement has been duly and validly executed and delivered by MDC Partners and, assuming due authorization, execution and delivery by Management LLC, constitutes legal, valid and binding obligations of MDC Partners, enforceable against each of them in accordance with its terms.

(e) Each share of MDC Stock to be issued pursuant to the terms of this Agreement will be duly and validly authorized for issuance by MDC Partners, and upon consummation of the transactions contemplated hereby, will be duly and validly issued, fully paid and nonassessable, and not issued in violation of the preemptive rights of any past or present shareholder. All of the shares of MDC Stock (including the Additional MDC Shares) to be issued pursuant to this Agreement will be (a) issued in transactions exempted under all applicable Canadian securities laws and in compliance with the rules and regulations of the Toronto Stock Exchange, and assuming the accuracy and truthfulness of the applicable Investment Representation Certificates delivered by the recipients of such MDC Stock, United States federal and state securities laws and (b) conditionally approved for listing on The NASDAQ National Market and the Toronto Stock Exchange, subject to official notice of issuance and/or the filing of customary documents and payment of listing fees.

5. Other Agreements.

(a) As an inducement for MDC Corporate to consummate the transactions contemplated by this Agreement, each of Richard Kirshenbaum (“RK”) and Jonathan Bond (“JB”) hereby acknowledges and reaffirms his respective obligations under the provisions of the separate Non-Solicitation/Non-Servicing Agreement dated January 28, 2004 (each as thereafter amended on September 22, 2004, the “Non-Solicit Agreements”), running to the benefit of the Company and MDC Corporate. It is understood that for purposes of the agreement referenced in the preceding sentence, RK and JB shall be deemed to be employed by the Company for any period that he is either a full-time or part-time employee of the Company.

(b) MDC Partners Inc. acknowledges the rights of RK and JB pursuant to Section 3(c) of the Non-Solicit Agreements.
6. [intentionally omitted].

7. Indemnity.

(a) Management LLC hereby agrees to indemnify each member of the MDC Group against, and to protect, save and hold harmless each member of the MDC Group from, and to pay on behalf of or reimburse the respective member of the MDC Group as and when incurred for, any and all liabilities, obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), that may be imposed on or incurred by any member of the MDC Group arising out of or in any way related to (i) any breach of any warranty or representation contained in Section 3 hereof or (ii) any action, demand, proceeding, investigation or claim by any third party against or affecting any member of the MDC Group which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties contained in Section 3 hereof.

(b) MDC Corporate hereby agrees to indemnify Management LLC against, and to protect, save and hold harmless Management LLC from, and to pay on behalf of or reimburse Management LLC as and when incurred for, any and all Losses that may be imposed on or incurred by Management LLC arising out of or in any way related to (i) any breach of any warranty or representation of MDC Corporate contained in Section 4 hereof or (ii) any action, demand, proceeding, investigation or claim by any third party against or affecting Management LLC which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties contained in Section 4 hereof.

8. Miscellaneous.

(a)  Each of MDC Corporate and MDC Partners, on the one hand, and Management LLC and RK/JB, on the other hand, shall pay its or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

(b) The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.

(c) Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of MDC Corporate and Management LLC. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that MDC Partners is required to make any announcement or public disclosure relating to or arising out of this Agreement by virtue of the securities laws of the United States or Canada, or the rules and regulations promulgated thereunder, or the rules of the any stock exchange on which shares of MDC Partners are listed, or any announcement by any party or the companies pursuant to applicable law or regulations.

(d) Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (i) upon personal delivery, if delivered by hand or courier, (ii) three days after the date of deposit in the mails, postage prepaid, or (iii) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

If to MDC Corporate or MDC Partners, addressed to:

MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario
Canada M5R 2E3
Attention: Robert Dickson
Fax: (416) 960-9555

with a copy to:

MDC Partners Inc.
950 Third Avenue
New York, New York 10022
Attention: Mitchell Gendel, General Counsel
Fax: (212) 937-4365

If to Management LLC, addressed to:

c/o Kirshenbaum Bond & Partners
160 Varick Street
New York, New York 10013
Attention: Chief Financial Officer
Fax (212) 463-8643

with a copy to:

Richard Kirshenbaum
c/o Kirshenbaum Bond & Partners
160 Varick Street
New York, New York 10013
Fax (212) 463-8643

and

Jonathan Bond
c/o Kirshenbaum Bond & Partners
160 Varick Street
New York, New York 10013
Fax (212) 463-8643

and

Moses & Singer, LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Solomon P. Friedman, Esq.
Fax: (212) 554-7700

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

(e) This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, as the case may be.

(f) In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

(g) This Agreement, including the other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.

(h) This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the all of the parties hereto.

(i) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

(j) This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts taken together shall constitute but one agreement. Facsimile signatures shall constitute an original.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement, on the day and year first above written.

MDC/KBP ACQUISITION INC.

By:
Name:
Title:

MDC CORPORATE (US) INC.

By:
Name:
Title:

MDC PARTNERS INC.

By:
Name:
Title:

KBP MANAGEMENT PARTNERS LLC

By:
Name:
Title:

KBP HOLDINGS LLC

By:
Name:
Title:

Acknowledged and Agreed:

By:
Richard Kirshenbaum

By:
Jonathan Bond